Exhibit 99.2
Evolv Technologies Holdings Inc
Transcript of Chief Executive Officer Prepared Remarks
January 23, 2025

Presenter
John Kedzierski

Transcript:
Hello, my name is John Kedzierski and I'm the CEO of Evolv Technology.
On behalf of all the employees of Evolv, we wish you and your loved ones a happy and healthy new year. We are excited about 2025, which we see as a year of inflection for the company.
I've spent a little over two decades across technology and security. I've now been on the job for a little more than a month and I wanted to take a moment to reflect on what I have observed and the opportunities I see to drive the business forward. In discussions with the board, the directors impressed upon me the need for regular and transparent communications.
I intend to engage with our shareholders, employees, customers and suppliers regularly.
Speaking of which, I've had a chance to get to know my new colleagues here at Evolv and I've done a deep dive into the business.
I'm more excited now than when I was when I accepted this role.
The team is energized and talented and truly mission-driven.
Evolv has a tremendous opportunity to further its growth, continue to innovate to address hard security problems and help create a safer world while generating profits for our shareholders.
I believe Evolv's products are transformational, including the Gen 2 of our Evolv Express and our new Expedite system.
While I've spent much time with our Evolv team, I've also been able to see the product in action with customers. I recently attended an installation at Chicago Area School and it's a short story that I wanna share. While we were deploying the product, a brave student walked up to us to see if they could try it out. We told her, "Sure, walk right through." She went to empty her pockets of keys and wallet and phone and we told her, "You don't have to do that." And she walked right through. She did, nothing happened and you could see the skepticism on her face. We then gave her a test piece then asked her to walk through again. The system alerted immediately with our red box shown clearly around the weapon. Her reaction said it all, "What we do is important."
That was a second generation product at that school.
Our new Gen 2 is a single SKU for both indoor and outdoor deployments and can be deployed in one lane or two lane configs, replacing a collection of SKUs with our Gen 1 product.
Last week I visited another client, also a school in the Washington DC area. I was really impressed how they deployed our system at a very large scale, how efficiently they were able to get students into the door, into the classroom and how they communicated to me the impact that our technology has had on safety inside their school. What I learned from both these customers is how important a role our technology can play in the communities that we serve.
I wanna fast forward to business performance. We are in a quiet period while we restate our earnings but I can share some details. In 2024, Evolv faced a number of regulatory and legal challenges. Despite those headwinds, I'm very pleased with the team's performance.
They showed resilience and grit in delivering for Evolv. We saw continued demand for our solution demonstrating that our portfolio fulfills a critical market need in a unique way. For the three month period ending December 31st, 2024, we surpassed 6,000 Evolv Express units deployed. We activated approximately 470 new multi-year subscriptions.

We added about 60 new customers across multiple industries that included education, healthcare, professional sports, live entertainment, tourist attractions and industrial workplaces. We added nearly 100 additional school buildings and we now serve over 1200 buildings. We added over 30 additional hospital buildings and now serve over 450 hospital buildings in total. We also booked our first orders of Evolv Expedite, our new AI powered solution for screening bags. That's a great sign. We first introduced that product to the market only months ago and we already have orders.
We ended the quarter with cash and cash equivalents of approximately $52 million and we have no debt.
However, we have more work to do. We can be even better.
I've also had a look at our organization and the efficiency of our team and our structure. We are announcing today that we are going to get leaner as a company and optimize our OpEx spend.
Of course, we will continue to prioritize excellence in customer service.
Customers are at the center of everything that we do at Evolv. I'm confident that these cost moves, which will positively impact our cash flow and put us on a path to profitability will not impact organizational effectiveness.
Finally, I'd like to note that we are making progress on restating our financials. Our team and our audit committee are hard at work I personally check on their progress every day. I can't predict exactly when those financial statements will be ready, but we are making meaningful progress and I don't see unsurmountable roadblocks today.
Getting accurate financials out to our shareholders is my number one immediate priority and the number one priority for all our team members that are working on it.
I'm thrilled to be leading this organization.
Evolv has great technology and great potential. We are bringing in top talent and driving toward a more efficient organization.
Through all that, we remain focused on the mission, creating a safer world and driving solutions for our customers and value for our shareholders. I look forward to speaking with you soon and certainly no later than on our next earnings call. Thank you.